FOR IMMEDIATE RELEASE


Contact:   Carol DiRaimo, Vice President of Investor Relations
           (913) 967-4109

           Applebee's International Reports December Comparable Sales;
            Updates 2006 Earnings Guidance and Reaffirms 2007 Outlook

OVERLAND  PARK,  KAN.,  January  8,  2007  --  Applebee's  International,   Inc.
(Nasdaq:APPB) today reported comparable sales for the six-week period ended December 31, 2006.

System-wide domestic comparable sales increased 0.2 percent for the December period, and comparable sales for domestic franchise restaurants increased 0.4 percent. Comparable sales for company restaurants decreased 0.4 percent, reflecting a decrease in guest traffic of between 1.0 and 1.5 percent, combined with a higher average check. The company estimates that the timing of both Christmas Eve and Christmas Day had a positive impact on December sales of approximately 1 percent.

System-wide domestic comparable sales for the fourth quarter of 2006 (14 weeks) decreased 1.1 percent, with domestic franchise restaurant comparable sales down
1.0 percent and company restaurant comparable sales down 1.4 percent. System-wide domestic comparable sales for the 2006 fiscal year decreased 0.6 percent, with domestic franchise restaurant comparable sales down 0.5 percent and company comparable restaurant sales down 1.0 percent.

System-wide comparable sales for the fourth quarter were at the high end of the company's expectations. The company now expects diluted earnings per share for fiscal year 2006 to be at or slightly above the high end of its previously stated guidance of $1.10 to $1.13, excluding impairment charges. The impact of the 53rd week in fiscal year 2006 is expected to be approximately $0.05 per diluted share. The company also reaffirmed its previously stated guidance for fiscal year 2007, including diluted earnings per share in the range of $1.15 to $1.20.

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January 8, 2007
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In  December  2006,  the  company  entered  into a new  five-year  $400  million revolving credit facility, which replaced its prior $250 million facility. As of December 31, 2006, the company had $214 million available under its revolving credit facility.

The company repurchased 474,600 shares of common stock in the fourth quarter at an average price of $23.16 for an aggregate cost of $11.0 million. During fiscal year 2006, the company repurchased 1,760,500 shares of common stock at an average price of $21.88 for an aggregate cost of $38.5 million. As of December 31, 2006, $240.4 million remains available under the company's current stock repurchase authorization.

The company will release complete fourth quarter and fiscal year 2006 results after the market closes on February 14, 2007, and a conference call will be held on Thursday morning, February 15, 2007, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The conference call will be broadcast live over the Internet and a replay will be available shortly after the call on the Investors section of the company's website (www.applebees.com).

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. As of December 31, 2006, there were 1,930 Applebee's restaurants operating system-wide in 49 states and 17 international countries. Additional information on Applebee's International can be found at the company's website (www.applebees.com).

Certain statements contained in this release, including fiscal year 2006 and 2007 guidance, are forward-looking and based on current expectations. There are several risks and uncertainties that could cause actual results to differ materially from those described, including but not limited to the ability of the company and its franchisees to open and operate additional restaurants profitably, the ability of its franchisees to obtain financing, the continued growth of its franchisees, and its ability to attract and retain qualified franchisees, the impact of intense competition in the casual dining segment of the restaurant industry, and its ability to control restaurant operating costs which are impacted by market changes, minimum wage and other employment laws, food costs and inflation. For additional discussion of the principal factors that could cause actual results to be materially different, the reader is referred to the company's Form 10-K for the fiscal year ended December 25, 2005. The company disclaims any obligation to update these forward-looking statements.

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